Exhibit 99.1

Cinedigm Receives Nasdaq Notice of Deficiency

Los Angeles, CA / September 2, 2021 / Cinedigm (NASDAQ: CIDM) announced today that on August 27, 2021, it received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that it was no longer in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) due to the failure to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission. The Notice states that the Company is required to submit a plan to regain compliance with Rule 5250(c)(1) within 60 calendar days from the date of the Notice. If the plan is accepted by Nasdaq, then Nasdaq can grant the Company up to 180 calendar days from the due date of the Form 10-Q to regain compliance.

The Notice does not result in the immediate delisting of the Common Stock from the Nasdaq Global Market. Cinedigm intends to file the Form 10-Q as soon as possible and within the next few days, which filing would satisfy the Rule.

###

About Cinedigm:

For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information.

PRESS CONTACT FOR CIDM:

High Touch Investor Relations

Cinedigm@htir.net